FOR IMMEDIATE RELEASE                                          February 18, 2004
         FOR FURTHER INFORMATION, CONTACT
                  ERIN DUNN
                  COMMUNICATIONS MANAGER
                  707-764-4216

                                 PALCO ANNOUNCES
                      $25 MILLION SAWMILL PROJECT IN SCOTIA

                 High Tech Investment is Part of Long Term Plan
        For Future Business and Tourism Opportunities in Humboldt County

PALCO unveiled a new $25 million operations expansion plan today in Scotia,
California. The centerpiece of the project, announced by PALCO President and CEO
Robert Manne, is a new state-of-the-art sawmill. The project also includes plans to increase tourism and business opportunities in Humboldt County.

"These investments will help us stay competitive in the world market," noted
Manne, "and enables us to continue our contributions to the community and the economy."

The new high speed sawmill is both high-tech and energy efficient. Power for the mill will be provided by PALCO's own power plant that produces energy from wood waste that would otherwise be discarded in a landfill. "This project is another example of our commitment to protecting the environment while providing premiere, high quality wood products for our customers," said Manne.

The mill will more efficiently process smaller second growth logs (up to
24-inches). The design's built-in flexibility also makes it possible for PALCO to expand the mill in the future to handle increases in log supplies from its own forest or other sources.

"Like our forests, PALCO evolves and adapts to the changing conditions," said
Manne. "This new multi-million dollar project allows us to do just that. Because we have sold or donated more than 28,000 acres of old growth forest to the public and have set aside thousands of additional acres of old growth to protect wildlife habitat, we no longer have a significant supply of large logs. This sawmill will enable us to adapt to those changes."

"We have a lot of people to thank for this project coming together," continued
Manne. "The new operation would not have been possible without the help and encouragement from great county leaders like Supervisor Roger Rodoni and Kirk
Girard, Director of Community Development Services."

The new sawmill will be the crown jewel in a new Scotia tour designed to attract new visitors to Humboldt County. PALCO is in the midst of a $750,000 multi-phase renovation of the Scotia museum and company facilities that will enhance the scientific, cultural, and historical experience of visitors to this unique community. In addition, visitors will soon have the opportunity to watch timber being transformed into the wood products they use in their everyday lives. PALCO expects the new tour to attract more than 50,000 visitors to Scotia each year.

Scotia is one of the last remaining company towns in America, with a medical center, hotel, K-8 school with more than 300 students, day care, power plant, fire department, shopping center, beauty salon, federal post office, gymnasium, weight and aerobic facilities, indoor swimming pool, baseball park, soccer field, and 275 homes for employees.

"This new project clearly demonstrate our dedication to sustainability-- the sustainability of our forests, our community, our Company, and our industry,"
concluded Manne.

PALCO is the world's largest supplier of redwood lumber products, shipping products throughout California, across the United States, and to markets in
Europe and Asia.

                                  WWW.PALCO.COM